Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services – Experts” and “Services – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 29, 2010, with respect to the financial statements of First Symetra Separate Account S and (2) dated April 16, 2010, with respect to the statutory-basis financial statements and schedules of First Symetra National Life Insurance Company of New York, in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 333-140379) of First Symetra Separate Account S and related prospectus of the First Symetra Focus Variable Annuity dated May 1, 2010.

/s/ Ernst & Young LLP

Seattle, Washington
April 29, 2010